SCHEDULE I-H
CERTIFICATE OF AUTHORIZED PERSONS

(The Trust - Oral and Written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting President of NORTHERN LIGHTS FUND TRUST, on behalf of Changing Parameters (the “Fund”), and further certifies that the following officers or employees of the Trust have been duly authorized in conformity with the Trust’s Declaration of Trust and By-Laws to deliver Certificates and Oral Instructions to The Bank of New York (“Custodian”) pursuant to the Custody Agreement between the Trust and Custodian dated June 22, 2006 and that the signatures appearing opposite their names are true and correct:

Harold Smith Name	Senior Portfolio Manager Title	Signature
Sally Talarico Name	Portfolio Manager Title	Signature
Robert Levenson Name	Portfolio Manager Title	Signature
Adam Van de Berghe Name	Vice President Fund Acctng. - Administrator Title	Signature
Kevin Wolf Name	Director Administration - Administrator Title	Signature
Michael McDermott Name	Manager Fund Accountant - Administrator Title	Signature
Lou Reynolds Name	Supervisor Fund Accountant - Administrator Title	Signature
Larie Lydick Name	Vice President - Transfer Agent Title	Signature
Scott Lemmon Name	Manager - Transfer Agent Title	Signature
Sheila Haddock Name	Team Member - Transfer Agent Title	Signature
Bryan Kaminski Name	Team Member - Transfer Agent Title	Signature

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

[seal]

By: /s/Andrew Rogers

Andrew Rogers, President

Date:

SCHEDULE II

SERIES

Changing Parameters Fund Fees.

Annual fee equal to:

1.5 basis points or 0.015% on first $100 million of net assets

1.0 basis points or 0.010% on net assets greater than $100 million

$12 on DTCC Trades

$5 on checks and wires

Additional charges for foreign trades to be detailed in agreement

Out of pocket expenses for all services are not included.